GENWORTH FINANCIAL ASSET MANAGEMENT FUNDS
GENWORTH FINANCIAL ASSET MANAGEMENT, INC.
GENWORTH FINANCIAL TRUST COMPANY
CAPITAL BROKERAGE CORPORATION

CODE OF ETHICS
AND
INSIDER TRADING POLICY

Adopted September 16, 2004
Amended December 15, 2005, March 20, 2006, July 17, 2006

STATEMENT OF PURPOSE

This Code of Ethics (the “Code”) is developed for use by the following entities:

Genworth Financial Asset Management Funds	The “Fund”

Genworth Financial Asset Management, Inc.	)
(“GFAM”)	> Collectively, the “Adviser”
Genworth Financial Trust Company (“GFTC”))
Capital Brokerage Corporation	“CBC”

The Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “Company Act”). GFAM provides investment advisory services to various clients and accounts, including the Fund. CBC acts as the underwriter/distributor of the Fund’s shares. GFTC provides custodian services to the advisory clients of GFAM. Since GFAM and GFTC are affiliates, and due to the fact that GFTC provides its services exclusively to GFAM clients, for the purposes of this Code, the term “Adviser” shall refer collectively to GFAM and GFTC. CBC, a Securities and Exchange Commission (“SEC”) registered broker-dealer, is an affiliate of GFAM and GFTC and provides distribution services to the Fund in connection with offering of Fund shares to the Adviser’s clients. Persons covered by the Code owe an undivided duty of loyalty to the Fund and, in the case of the Adviser, to the other Managed Accounts1 of the Adviser, and must, therefore, adhere to the highest ethical and professional standards of conduct. These standards, as contained in this Code, are based on the requirements of the Company Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Insider Trading and Securities Fraud Enforcement Act (“ITSFEA”), and the laws governing the management of investment accounts.

The Code is intended to comply with Rule 17j-1 under the Company Act, which requires the Fund to adopt a code of ethics containing provisions reasonably designed to prevent specified individuals from engaging in certain conduct. The Code is also intended to comply with the provisions of Rule 204A-1 under the Advisers Act, which requires the Adviser to adopt a code of ethics to set forth standards of conduct and require compliance with federal securities laws. Additionally, this Code is designed to comply with Section 204A of the Advisers Act, which requires investment advisers to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, non-public information by any person associated with such investment adviser.

This Code is not intended to address other standards of ethical conduct which may be addressed by Codes of Ethics of organizations comprised of professionals in a field, such as Chartered Financial Analysts. Where necessary, persons covered by this Code should consider requirements of such other guidelines in addition to the requirements of this Code.

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1 Capitalized words are defined in Section VI (Definitions)

2

Adherence to this Code is a fundamental condition of service for the Fund, the Adviser and CBC, and persons covered by the Code bear full responsibility for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Code. Only by careful adherence to the requirements and principles outlined in the Code can we protect and uphold the reputation of the Fund and the Adviser.

I.	INTRODUCTION

A.           Individuals and Entities Covered by the Code. All Covered Persons, as defined in Section VII, are subject to the provisions of this Code. (See Section I.B. for information regarding the application of the Code to Independent Fund Trustees and Section I.C. for information regarding the application of the Code to Interested Trustees).

B.           Application of the Code to Independent Fund Trustees. This Code applies to Independent Fund Trustees and requires Independent Fund Trustees to report certain Securities Transactions in which they have a Beneficial Interest to the Compliance Department in accordance with Section IV.D.3. However, provisions of the Code requiring preclearance of trades (Section IV.A.), prohibited transactions (Section IV.B.), disclosure of personal holdings, transactions and accounts (Sections IV.D.1, and 2), receipt of gifts (Section V.B.), corporate opportunities (Section V.C.), and restrictions on serving as a director of a publicly-traded company (Section V.E.) do not apply to Independent Fund Trustees who are not also Covered Persons.

C.           Application of the Code to Interested Trustees. This Code applies to Interested Trustees and requires Interested Trustees to disclose information regarding personal holdings, securities transactions, and accounts in accordance with Sections IV.D.1, and 2. However, the provisions of the Code requiring preclearance of trades (Section IV.A.), receipt of gifts (Section V.B.1), and restrictions on serving as a director of a publicly traded company (Section V.E.) do not apply to Interested Trustees.

D.           Communication With Trustees. The Funds keep all Independent Fund Trustees and Interested Trustees informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. In addition, personnel associated with the Fund Adviser are encouraged to respond to inquiries from Trustees, particularly as they relate to general strategy considerations or economic or market conditions affecting the Funds. However, Adviser personnel may not communicate specific trading information and/or advice on specific issues to the Independent Fund Trustees and Interested Trustees (who are not also Covered Persons). Any pattern of repeated requests by such Independent Fund Trustees and Interested Trustees should be reported to the Chief Compliance Officer or Senior Legal Counsel.

II.	FUNDAMENTAL PRINCIPLES

A.           Fiduciary Duty. The Code is based on the principle that Covered Persons owe a fiduciary duty to the Fund and, with respect to the Adviser, to its other Managed Accounts and must avoid activities, interests and relationships that might interfere with making decision in the best interests of any of the Funds.

As fiduciaries, Covered Persons must at all times comply with the following principles:

1.
The Managed Accounts Come First. Covered Persons must scrupulously avoid serving their personal interests ahead of the interests of the Managed Accounts. A Covered Person may not induce or cause a Managed Account to take action, or not to take action, for the Covered Person’s personal benefit, rather than for the benefit of the Managed Account. For example, a Covered Person would violate this Code by causing a Managed Account to purchase a Security the Covered Person owned for the purpose of increasing the price of that Security.

2.
Avoid Taking Advantage. Covered Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with a Managed Account or the Adviser could call into question the exercise of a Covered Person’s independent judgment.

3.
Avoid Using Corporate Assets. In order to provide services to its clients, GFAM contracts with various outside investment advisers to provide portfolios of securities recommendations that GFAM uses to invest its clients assets in the Managed Accounts. These portfolio recommendations are proprietary company assets of those outside advisers, and become proprietary company assets to GFAM upon receipt. Covered Persons may not use their knowledge of the portfolio construction and transactions in a manner that might circumvent the hiring of GFAM or a contracted outside adviser to perform portfolio management duties for their own account. For example, a Covered Persons might violate this Code by constructing a substantially similar portfolio to one recommended by a contracted outside adviser

4.
Comply With the Code. It is important that all Covered Persons comply with the letter and the spirit of the Code, so as to avoid any conflict or appearance of conflict. Doubtful situations should be resolved in favor of the Managed Accounts. Technical compliance with the Code’s procedures will not automatically insulate persons covered by the Code from scrutiny of any Securities Transactions that indicate an abuse of fiduciary duties. Compliance with this Code involves, among other things:

a.	Adherence to the concept of Fiduciary Duty as set forth in this Section II and in Section V.
b.	Adherence to the insider trading prevention policy set forth in Section III.
c.
Observing the requirements for conducting personal securities transactions set forth in Section IV., including the requirement to pre-clear transactions unless specifically exempted, and the requirement to report securities transactions.

d.	Report any violations of the Code promptly to the Chief Compliance Officer as required by Section VI.A.

B.           Avoiding Fraudulent Conduct. In keeping with the Fiduciary Duty requirement of this Code, it should be noted that engaging in fraudulent conduct in connection with the purchase or sale of a Security is prohibited. Fraudulent activity includes the following activities:

1.	Employing any device, scheme or artifice to defraud any Managed Account.

2.
Making to any Managed Account any untrue statement of material fact or omitting to state to such Managed Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Managed Account; or

4.	Engaging in any manipulative practice with respect to any Managed Account.

III.	PREVENTION OF INSIDER TRADING

A.           Policy Statement on Insider Trading. No Covered Person may trade securities, either personally or on behalf of others, while in possession of material, non-public information with respect to such securities; nor may any Covered Person communicate material, non-public information to others, other than as required and allowed by this Code.

Trading securities while in possession of material, non-public information, or improperly communicating that information to others, may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or 10 years imprisonment. The Securities and Exchange Commission (“SEC”) can seek to recover the profits gained or losses avoided through any trading based on the misuse of material, non-public information. Other sanctions may include a penalty of up to three times the illicit windfall and an order permanently barring a person from the securities industry. Finally, investors seeking to recover damages for insider trading violations may sue an offender directly.

This section reviews principles important to the Policy Statement.

1.
Material Information. Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, Covered Persons should direct any questions about whether information is material to the president of GFAM, or GFTC or the legal counsel or the Chief Compliance Officer for such entities. Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, pre-publication information regarding reports in the financial press also may be deemed material.[2]

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2 For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on pre-publication information about the WALL STREET JOURNAL'S Heard on the Street column.

2.
Non-Public Information. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape", the WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.
Identifying Inside Information. Before a Covered Person executes any trade for themselves or others, they must determine whether they have access to material, non- public information. If a Covered Person thinks that they might have access to material, non-public information, they should take the following steps:

a.	Report the information and proposed trade immediately to the president of GFAM, GFTC, or the legal counsel or the Chief Compliance Officer of such entity, as appropriate.
b.
In addition to any personal securities trading restrictions to which a Covered Person may be subject, they should not purchase or sell the securities on behalf of themselves or others, including private custodial accounts held by GFTC.

c.	The information should not be communicated inside or outside GFAM, GFTC or CBC, other than to the president, legal counsel or the Chief Compliance Officer of GFAM or GFTC, as appropriate.
d.
After the president, legal counsel and/or the Chief Compliance Officer of GFAM or GFTC has reviewed the issue, the Adviser will determine whether the information is material and non-public and, if so, what action the Adviser should take.

4.
Contact with Public Companies. It would be rare for the Adviser to make direct contact with public companies, because the Adviser currently does not engage in advising on individual equity securities for client accounts. To the extent that the Adviser does determine to advise on equity securities for any of its clients, direct contact with public companies may represent an important part of their research efforts. In those instances, the Adviser could make an investment decision based on the firm's conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues would arise, however, when, in the course of such a potential contact, a Covered Person under this Code became aware of material, non-public information. This might happen, for example, if a company's Chief Financial Officer prematurely disclosed quarterly results to a research analyst or if an investor relations representative of a public company made a selective disclosure of adverse news to a handful of investors. In such situations, the president, legal counsel or Chief Compliance Officer of GFAM or GFTC would be required to make a judgment as to the further conduct of the Adviser.

5.
Tender Offers. Tender offers represent a particular concern under the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Covered Persons should exercise particular caution in the event they become aware of non-public information relating to a tender offer.

IV.	PERSONAL SECURITIES TRANSACTIONS

Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may, for some Covered Persons, become prohibited while the position remains open (e.g., - closing out short sales). Furthermore, if the Fund or the Adviser becomes active in a given security, some Covered Persons may find themselves “frozen” in a position. Neither the Fund nor the Adviser will bear any losses in personal accounts resulting from the application of this Code.

A.	Preclearance Requirements for Covered Persons.

1.
General Requirement. Except for the transactions specified in Section IV.C, any Securities Transaction in which a Covered Person has or acquires a Beneficial Interest must be precleared with a Designated Compliance Representative.

2.
Trade Authorization Request Forms. Prior to entering an order for a Securities Transaction that requires preclearance, the Covered Person must complete a Trade Preclearance Form (Appendix 6) and submit the completed form to a Designated Compliance Representative. The form requires Covered Persons to provide certain information and to make certain representations.

Proposed Securities Transactions of a Designated Compliance Representative that require preclearance must be submitted to another Designated Compliance Representative.

3.
Review of Form. After receiving a completed Trade Authorization Request form, a Designated Compliance Representative will (a) review the information set forth in the form, (b) review information regarding past, pending, and contemplated transactions by any Managed Account, as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The granting of authorization, and the date that authorization was granted, must be reflected on the form. The Designated Compliance Representative should keep one copy of the completed form for the Compliance Department and provide one copy to the Covered Person seeking authorization.

No order for a securities transaction for which preclearance authorization is required may be placed prior to the receipt of written authorization of the transaction by a Designated Compliance Representative. Verbal approvals are not permitted.

4.
Length of Trade Authorization Approval. The authorization provided by a Designated Compliance Representative is effective until the earlier of (1) its revocation, (2) the close of business on the day authorization is granted (3) any date that may be reasonably specified by the Designated Compliance Representative, or (4) the moment the Covered Person learns that the information in the Trade Authorization Request form is not accurate. If the order for the Securities Transaction is not executed within that period, a new authorization must be obtained before the Securities Transaction is placed. Open orders, including stop loss orders, should be utilized with caution, as it will be necessary to repeat the preclearance process for transactions not executed within the authorization period.

5.
No Explanation Required for Refusals. In some cases, a Designated Compliance Representative may refuse to authorize a Securities Transaction for a reason that is confidential. Designated Compliance Representatives are not required to give an explanation for refusing to authorize any Securities Transaction.

B.	Prohibited Transactions.

1.	Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances:

a.
Inside Information. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security, whether such information is acquired during the course of that individual’s employment with the Adviser or otherwise;

b.	Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

c.	Others. Any other transaction deemed by the Designated Compliance Representative to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

2.
Generally Prohibited Securities Transactions. Unless exempted by Section IV.C, the following Securities Transactions are prohibited and will not be authorized by a Designated Compliance Representative absent exceptional circumstances. The prohibitions apply only to the categories of Covered Persons specified.

a.
One Business Day Blackout (all Covered Persons). Any purchase or sale of a Security by a Covered Person on the same business day of a purchase or sale of the same Security (or Equivalent Security) for a Managed Account, when that purchase or sale is the result of an investment decision or recommendation by GFAM or any sub-adviser hired by GFAM (“Investment Decision”) and not the result of cash flow into or out of the Managed Account; or any purchase or sale on any day during which any Managed Account has a pending buy or sell order in the same Security (or Equivalent Security), when that buy or sell order is the result of fulfilling an Investment Decision;

b.
Seven-Day Blackout (Portfolio Managers only). Any purchase or sale of a Security by a Portfolio Manager for their personal account or for any account in which they have a beneficial interest within seven calendar days of a purchase or sale of the same Security (or Equivalent Security) by a Managed Account, when that purchase or sale is the result of fulfilling an Investment Decision. For example, if a Managed Account trades a Security based on a new Investment Decision on day one, day eight is the first day the Portfolio Manager may trade that Security for an account in which he or she has a Beneficial Interest;

c.
60-Day Blackout (All Covered Persons). (1) The purchase and subsequent sale of a Security (or an Equivalent Security) that is also held in a Managed Account, and (2) the sale and subsequent purchase of a Security (or an Equivalent Security) that is also held in a Managed Account; unless the Covered Person agrees to give up all profits on the transaction to a charitable organization specified in accordance with Section VI.B.1. Of course, Investment Personnel must place the interests of the Funds first; they may not avoid or delay purchasing or selling a security for a Fund in order to profit personally;

d.	Short Sales. Any short sale of a Security when that Security is held long by any Managed Account.

e.
Private Placements (Investment Personnel only). Acquisition of a Beneficial Interest in Securities in a private placement by Investment Personnel is strongly discouraged. A Designated Compliance Representative will give permission only after considering, among other facts, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to the person by virtue of the person’s position as an Investment Person. Investment Personnel who have acquired a Beneficial Interest in Securities in a private placement are required to disclose their Beneficial Interest to the Compliance Department. If the Investment Person is subsequently involved in a decision to buy or sell a Security (or an Equivalent Security), the decision must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

C.           Exemptions. Exemptions to certain technical aspects of the Code do not exempt any Covered Person from his/her fiduciary duty to the Managed Accounts as set forth in Section I.B. For example, a Covered Person would violate the Code by using an exemption to purchase a security in advance of a large order that the Covered Person knew was being placed for a Managed Account.

1.
Exemptions from Preclearance and Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the preclearance requirements set forth in Section IV.A. and the prohibited transaction restrictions set forth in Section IV.B.2:

a.	Mutual Funds. Any purchase or sale of a Security issued by any registered open-end investment companies. Note that this exemption does not include any closed-end fund;

b.
No Knowledge. Securities Transactions where the Covered Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for a Covered Person by a trustee of a blind trust, by an investment manager with discretionary authority over the Covered Person’s account, or discretionary trades involving an investment partnership or investment club, in connection with which the Covered Person is neither consulted nor advised of the trade before it is executed);

c.
Securities issued by Genworth Financial. Any purchase or sale of securities issued by Genworth Financial or its subsidiaries. Certain Covered Persons may be subject to trading restrictions on these securities based on other policies issued by Genworth Financial. This Code does not address any restrictions under those policies, but does not relieve a Covered Person covered by such other policies from adhering to those policies;

d.
Exercise of corporate stock option grants. Any exercise of stock options granted through employment with a publicly-traded corporation. This includes exercise of options for purposes of acquiring stock, and exercise and concurrent sale of the underlying stock, or so-called “cashless exercise.”

e.	Fixed-Income Securities. Any purchase or sale of a fixed-income security;

f.
Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

g.
Systematic Investment Plans. Any acquisitions of a security pursuant to a systematic investment plan that has previously been approved pursuant to the Code. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Covered Person;

h.	Options on broad-based indices. Any purchase or sale of options contracts (puts and calls) on an index of securities.

i.
Options-Related Activity. Any acquisition or disposition of a security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if a Covered Person receives approval to write a covered call, and the call is later exercised, the provisions of Sections IV.A. and IV.B. are not applicable to the sale of the underlying security;

j.	Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

k.	Acquisition by Gift or Inheritance. The acquisition of securities by gift or inheritance is exempt from all trading restrictions;

l.
Government Securities. Any purchase or sale of direct obligations of the U.S. government (e.g., Treasury securities), or any derivative thereof, and/or obligations of federal agencies and instrumentalities of the U.S. government;

m.	Money Market Instruments. Any purchase or sale of money market instruments, such as certificates of deposit, bankers’ acceptances, repurchase agreements, and commercial paper

n.	Miscellaneous. Other Securities as may from time to time be designated in writing by the Code of Ethics Committee on the grounds that the risk of abuse is minimal or non-existent.

2.
Exemption from Preclearance and Limited Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the preclearance requirements set forth in Section IV.A. and the prohibited transaction restrictions set forth in Section IV.B.2.a and b only:

a.	De Minimis Transactions. The prohibitions in Section IV.B.2.a and b are not applicable to the following transactions:

i.	Equity Securities. Any equity Security Transaction, or series of related transactions, effected over a thirty (30) calendar day period, which meets the following criteria:
(i)	The Security has a market capitalization in excess of $2 billion.
(ii)	The Security Transaction involves 500 shares or less in the aggregate;
(iii)	The Security Transaction totals $50,000 or less in the aggregate
(iv)	For Portfolio Managers only, the Security Transaction must not be part of an initial public offering (“IPO”), and may not involve an acquisition in a private placement.

D.	Reporting Requirements.

1.
Initial and Periodic Disclosure of Personal Holdings by Covered Persons. Within ten (10) days of being designated as a Covered Person and thereafter on an annual basis, a Covered Person (including an Interested Trustee but not an Independent Fund Trustee) must acknowledge receipt and review of the Code on the Acknowledgement Form (Appendix 2), disclose all Securities in which such Covered Person has a Beneficial Interest on the Report of Securities Ownership (Appendix 3), and disclose the name and address of any broker, dealer or bank with whom the Covered Person maintains a securities account (Appendix 4), except that no initial or periodic reporting is necessary for mutual fund accounts held directly at the fund.

2.
Transaction and Periodic Statement Reporting Requirements. A Covered Person (including an Interested Trustee but not an Independent Fund Trustee) must arrange for the Compliance Department to receive directly from any broker, dealer, or bank that effects any Securities Transaction in which the Covered Person has or acquires a Beneficial Interest, duplicate copies of each confirmation for each such transaction and periodic statements for each account in which such Covered Person has a Beneficial Interest. No such reporting is necessary for mutual fund accounts held directly at the fund.

If a Covered Person opens an account at a broker, dealer, or bank that has not previously been disclosed, the Covered Person must immediately notify the Compliance Department in writing of the existence of the account and make arrangements to comply with the requirements set forth herein.

If a Covered Person is not able to arrange for duplicate confirmations and periodic statements to be sent, the Covered Person must immediately notify the Compliance Department.

3.
Independent Fund Trustees. Within ten (10) days of being designated an Independent Fund Trustee and thereafter on an annual basis, an Independent Fund Trustee must acknowledge receipt and review of the Code of Ethics on the Acknowledgement Form (Appendix 2). Each Independent Fund Trustee must also report to the Compliance Department any Securities Transaction in which the Independent Fund Trustee has or acquires a Beneficial Interest if the Independent Fund Trustee knew, or in the ordinary course of fulfilling his or her duty as a trustee of a Fund should have known, that during the 15-day period immediately preceding or after the date of the transaction such Security (or an Equivalent Security) was or would be purchased or sold by the Fund, or such purchase or sale was or would be considered by the Fund.

4.
Disclaimers. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

5.
Availability of Reports. All information supplied pursuant to this Code may be available for inspection to the Board of Directors of each Adviser employing the Covered Person, the Board of Trustees of each GFAM Fund, the Chief Executive Officer and the Chief Investment Officer of GFAM, the Code of Ethics Committee, the Compliance Department, Designated Compliance Representatives, the Covered Person’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities Exchange Commission, any state securities commission, and any attorney or agent of the foregoing or of the GFAM Funds.

6.
Review of Reports. All reports required to be made in this Section IV. D. shall be reviewed by a Designated Compliance Representative for compliance with this Code. Reports regarding the account of a Designated Compliance Representative must be reviewed by that Designated Compliance Representative’s supervisor.

V.	FIDUCIARY DUTIES

A.           Confidentiality. Covered Persons are prohibited from disclosing information relating to the investment intentions, activities or portfolios of the Managed Accounts, except to persons whose responsibilities require knowledge of the information.

B.           Gifts. The following provisions on gifts apply to all Investment Personnel.

1.
Accepting Gifts. Covered Persons and their Immediate Family are prohibited from receiving any gift of material value from any single Business Relationship. A gift will be considered material in value if it influences or give the appearance of influencing the recipient.

In the event the aggregate fair market value of all gifts received by you from any single Business Relationship is estimated to exceed $250 in any 12-month period (or such other amount permitted by the NASD for CBC affiliated Covered Persons), you must immediately notify your manager. Managers who receive such notification must report this information to the Compliance Department.

Occasionally, GFAM personnel are invited to attend or participate in conferences, tour a company’s facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by GFAM.

2.	Solicitation of Gifts. Covered Persons may not solicit gifts or gratuities.

3.
Giving Gifts. Covered Persons and members of their Immediate Family may not give any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts, in excess of $250 per year (or such other amount permitted by the NASD for CBC affiliated Covered Persons) to any Business Relationship.

4.
Customary Business Amenities. Customary business amenities are not considered gifts so long as such amenities are business related, reasonable in cost, appropriate as to time and place and neither so frequent nor so costly as to raise any questions of impropriety. In order for such amenities to be considered business related, the offeror must accompany the recipient to the event. Customary business amenities which Covered Persons and, if appropriate, your guests, may accept or give include an occasional meal, a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party, or comparable entertainment.

C.           Corporate Opportunities. Covered Persons may not take personal advantage of any opportunity properly belonging to any Managed Account or Adviser. For example, an Investment Person should not acquire a Beneficial Interest in a Security of limited availability without first offering the opportunity to purchase such Security to the Adviser for the relevant Managed Account.

D.           Undue Influence. Covered Persons may not cause or attempt to cause any Managed Account to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Covered Person. If a Covered Person stands to benefit materially from an investment decision for a Managed Account, and the Covered Person is making or participating in the investment decision, then the Covered Person must disclose the potential benefit to those persons with authority to make investment decisions for the Managed Account (or, if the Covered Person in question is an Investment Person with authority to make investment decisions for the Managed Account, to the Compliance Department). The person to whom the Covered Person reports the interest, in consultation with the Compliance Department, must determine whether or not the Covered Person will be restricted in making or participating in the investment decision.

E.           Service as a Director. No Investment Person may serve on the board of directors of a publicly-held company (other than the Fund) absent prior written authorization by the Code of Ethics Committee. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Investment Person be isolated, through a Chinese Wall or other procedure, from those making investment decisions related to the issuer on whose board the Investment Person sits.

VI.	COMPLIANCE WITH THE CODE OF ETHICS

A.
Duty to Report. In addition to adhering to the requirements of the Code, all Covered Persons are required to report any violations of the Code of which they become aware. Reports of violations shall be made to the Chief Compliance Officer (“CCO”), or, in their absence, to a Designated Compliance Representative (“DCR”) promptly upon becoming aware of such violation. In the event that a report is made to a DCR, the DCR will be required to report the violation to the CCO as soon as practicable thereafter. Reports of violations shall be confidential and no action may be taken against the reporter simply for the act of making the report.

B.	Code of Ethics Committee

1.
Membership, Voting and Quorum. The Code of Ethics Committee is comprised of the individuals identified in Appendix 1. The Committee shall vote by majority vote with two members serving as a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected, by a majority vote of the remaining members of the Committee; provided, however, that at least one member of the Committee shall also be a member of the Adviser’s Compliance or Legal Department.

2.
Investigating Violations of the Code. The Adviser’s Compliance Department is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Code of Ethics Committee. The Code of Ethics Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any material violation of the Code by a Covered Person will be reported to the Boards of Trustees of the relevant GFAM Fund no less frequently than each quarterly meeting.

3.
Annual Reports. The Code of Ethics Committee will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will report the Board of Trustees of each GFAM Fund:

a.	Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

b.	Identifying any violation requiring significant remedial action during the past year; and

c.	Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

B.	Remedies

1.
Sanctions. If the Code of Ethics Committee determines that a Covered Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. The Code of Ethics Committee may also require the Covered Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the Code of Ethics Committee and shall be forwarded to a charitable organization selected by the Code of Ethics Committee, unless otherwise prescribed by law. However, if disgorgement is required as a result of trades by a Portfolio Manager that conflicted with Managed Accounts managed by that Portfolio Manager, disgorgement proceeds shall be paid directly to such Managed Accounts. If disgorgement is required under more than one provision, the Code of Ethics Committee shall determine in its sole discretion the provision that shall control.

2.
Sole Authority. The Code of Ethics Committee has sole authority, subject to the review set forth in Section VI.B.3 below, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

3.
Review. Whenever the Code of Ethics Committee determines that a Covered Person has committed a violation of this Code that merits remedial action, it will report no less frequently than quarterly to the Boards of Trustees of the applicable GFAM Funds, information relating to the investigation of the violation, including any sanctions imposed. Such Boards shall have access to all information considered by the Code of Ethics Committee in relation to the case. The Code of Ethics Committee may determine whether or not to delay the imposition of any sanctions pending review by the applicable Board of Trustees.

C.           Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Code of Ethics Committee may grant exceptions to the requirements of the Code on a case by case basis if the Committee finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing.

D.           Modifications to the Code. The Code of Ethics Committee shall have the authority from time to time to make modifications to the Code as may be required given circumstances arising in daily business. On behalf of the GFAM Funds, such changes will be subject to further ratification by the Funds’ Boards of Trustees.

E.           Inquiries Regarding the Code. The Compliance Department will answer any questions about this Code or any other compliance-related matters.

VII.	DEFINITIONS

When used in the Code, the following terms have the meanings set forth below:

“Adviser” means Genworth Financial Asset Management, Inc. and Genworth Financial Trust Company.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

A Covered Person is deemed to have a Beneficial Interest in the following:

(1)	any Security owned individually by the Covered Person;
(2)	any Security owned jointly by the Covered Person with others (e.g. - joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and
(3)	any Security in which a member of the Covered Person’s Immediate Family has a Beneficial Interest if:
a.	the Security is held in an account over which the Covered Person has decision making authority (e.g. - the Covered Person acts as trustee, executor, or guardian); or
b.	the Security is held in an account for which the Covered Person acts as a broker or investment adviser representative.

In addition, a Covered Person is presumed to have a Beneficial Interest in any Security in which a member of the Covered Person’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Covered Person. This presumption may be rebutted if the Covered Person is able to provide the Compliance Department with satisfactory assurances that the Covered Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security. Covered Persons may use the form attached as Appendix 5 (Certification of Non-Influence and Non-Control Form) in connection with such requests.

Any uncertainty as to whether a Covered Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

“Business Relationship” means any Managed Account, or any one person or entity that does or seeks to do business with or on behalf of GFAM or any Managed Account.

“Code” means this Code of Ethics, as amended.

“Compliance Department” means the Compliance Department of Genworth Financial Asset Management, Inc..

“Covered Person” means:

(1)	every officer of the Fund or the Adviser;
(2)
every employee of the Adviser (or employee of a company in a control relationship with any of the foregoing), who in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Managed Account;

(3)
every natural person in a control relationship with a GFAM Fund or the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by such Fund;

(4)
any director, officer or employee of GFAM or GFTC who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of Securities for any of the GFAM Funds, or whose functions or duties as a part of the ordinary course of his or her business relate to the making of any recommendation to the such investment company concerning the purchase or sale of Securities;

(5)
any director or officer of CBC who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities; and

(6)	such other persons as the Compliance Department shall designate.

Any uncertainty as to whether an individual is a Covered Person should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “Covered Person” found in Rule 17j-1(e)(1) promulgated under the Investment Company Act of 1940, as amended.

“Designated Compliance Representative” means the Adviser’s Chief Compliance Officer or such persons’ designee(s).

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Fund” means an investment company registered under the Investment Company Act of 1940 (or a portfolio or series thereof, as the case may be) that is sponsored by GFAM, or any Fund of which GFAM acts as Adviser.

“Immediate Family” of a Covered Person means any of the following persons:

child	sibling	stepparent
stepchild	son-in-law	mother-in-law
grandchild	daughter-in-law	father-in-law
grandparent	brother-in-law	sister-in-law
spouse	parent

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Compliance Department determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Independent Fund Trustee” means an independent trustee of a GFAM Fund.

“Interested Trustee” means a trustee of a GFAM Fund that is not independent but does not, in the ordinary course of his or her business, obtain information regarding the purchase or sale of Securities for any of the GFAM Funds or perform any functions or duties that relate to the making of recommendation to any such Fund concerning the purchase or sale of securities.

“Investment Personnel” and “Investment Person” mean each Portfolio Manager and any Covered Person who, in connection with his or her regular functions or duties, provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager’s decisions.

“Managed Account” means the Fund and any series (mutual fund) of the Fund and all other accounts managed by GFAM including those custodied at GFTC and at other custodians; it does not include the non-managed assets custodied at GFTC.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing any portion of a Managed Account. Every member of GFAM’s Investment Management Department is a Portfolio Manager.

“Securities Transaction” means a purchase or sale of Securities in which a Covered Person has or acquires a Beneficial Interest.

“Security” means any stock, treasury stock, note, bond, debenture, evidence of indebtedness (including loan participations and assignments), certificate of interest or participation in any profit-sharing agreement, collateral-trust-certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Appendix 1
Code of Ethics and Insider Trading Policy
Genworth Financial Asset Management Funds
Genworth Financial Asset Management, Inc.
Genworth Financial Trust Company
Capital Brokerage Corporation

CODE OF ETHICS COMMITTEE MEMBERSHIP

The following members currently comprise the members of the Code of Ethics Committee:

Tim Knepp
Philip McKinley
Brad Wheeler

Effective October 18, 2004

Genworth Financial	For Internal Use Only
Committee Membership 060926

Appendix 2
Code of Ethics and Insider Trading Policy
ACKNOWLEDGEMENT FORM

Genworth Financial Asset Management Funds
Genworth Financial Asset Management, Inc.
Genworth Financial Trust Company
Capital Brokerage Corporation

This form must be completed by all Covered Persons upon commencement of services and annually thereafter.

ACKNOWLEDGEMENT

I hereby acknowledge that I have received and reviewed the Code of Ethics and Insider Trading Policy for Genworth Financial Asset Management Funds, Genworth Financial Asset Management Inc., Genworth Financial Trust Company and Capital Brokerage Corporation, and that I understand its provisions and its applicability to me. Furthermore, I acknowledge that, since the commencement of my employment or the date of my last certification, I have complied with the Code of Ethics and have disclosed or reported all applicable securities transactions required thereunder.

Signature

Name (Please print)

Signature	Date

Genworth Financial	For Internal Use Only
Committee Membership 060926

Appendix 3
Code of Ethics and Insider Trading Policy
REPORT OF SECURITIES OWNERSHIP

Genworth Financial Asset Management Funds, Inc.
Genworth Financial Asset Management, Inc.
Genworth Financial Trust Company
Capital Brokerage Corp.

FOR PERIOD ENDED _____

This form must be completed by all Covered Persons upon commencement of services and annually thereafter. It should be attached to the Acknowledgment Form.

PLEASE PROVIDE THE FOLLOWING INFORMATION:

I.	Covered Person Information
Name
Phone Number
Account Title
Account Number

List all Securities Beneficially Owned (see the Code of Ethics for explanations of the terms Security and Beneficial Ownership).

SECURITY NAME AND TYPE	SHARES/ PRINCIPAL
1)
2)
3)
4)
5)
6)
7)
8)
9)
10)

You may attach a recently dated statement from your securities account(s), if applicable.

Signature	Date

Genworth Financial	For Internal Use Only
Committee Membership 060926

Appendix 4
Code of Ethics and Insider Trading Policy
ACCOUNT INFORMATION FORM

Genworth Financial Asset Management Funds, Inc.
Genworth Financial Asset Management, Inc.
Genworth Financial Trust Company
Capital Brokerage Corp.

The following account information must be completed at least annually by all Covered Persons, and updated whenever a new account is opened or an existing account is closed. For further explanation of the terms Covered Person, Covered Security and Exempt Investment, or for additional information on existing account notification procedures, see the applicable section(s) in the Code of Ethics.

PLEASE PROVIDE THE FOLLOWING INFORMATION:

I.	Covered Person Information
Name
Phone Number

II.	Please check one of the following boxes regarding your brokerage accounts:

☐	No, I do not have any open brokerage or commodity accounts.

☐
Yes, I do have open brokerage or commodity accounts. With regards to securities firms holding accounts for which I may be deemed a Beneficial Owner, I agree to authorize the Compliance Coordinator to request and receive directly, duplicate trade confirmations and duplicate account statements. I also agree to notify the Designated Compliance Representative in the event that I open a new account or close an existing account. All such Beneficially Owned accounts are listed below.

Firm	Account Registration & Number	Address
1)
2)
3)
4)
5)
6)

If you do not exercise any direct or indirect influence or control over the trading in any of the above account(s), you may exempt such account(s) from the provisions of the Code of Ethics by completing the Certification Of Non-Influence and Non-Control Form.

Signature	Date

Genworth Financial	For Internal Use Only
Committee Membership 060926

Appendix 5
Code of Ethics and Insider Trading Policy
CERTIFICATION of NON-INFLUENCE and NON-CONTROL FORM

GE Private Asset Management Funds
GE Private Asset Management, Inc.
GE Financial Trust Company
Capital Brokerage Corporation

The provisions of the Code of Ethics shall not apply to purchases or sales effected in any account(s) over which you have no direct or indirect influence or control.

Listed below are my Beneficially Owned accounts which I certify are not subject to the Code of Ethics because I do not have any direct or indirect influence or control over the trading in such account(s). I further certify that I have had no communications with the person(s) responsible for management of the account(s) that may have influenced an investment to be made or not to be made for the account(s).

Account REGISTRATION	Account Number(S)	Account Type (e.g., trust, hedge fund, etc.)	Securities Firm Address

Briefly describe below the reason you do not have direct or indirect influence or control (e.g., independently managed trust, etc.):

Signature

Name (Please print)

Signature	Date

Genworth Financial	For Internal Use Only
Committee Membership 060926

Appendix 6
Trade PreClearance Form for Covered Persons

GE Private Asset Management Funds
GE Private Asset Management, Inc.
GE Financial Trust Company
Capital Brokerage Corporation

Instructions:
•
All Covered Persons must submit this form to the Designated Compliance Representative prior to placing a trade. The Designated Compliance Representative will notify the Covered Person as to whether or not pre-clearance is granted.

I.	Covered Person Information
Name
Phone Number
Account Title(s)
Account Number(s)

II.	Covered Security Information
Security Name	Security Type Ticker	Buy/Sell	No. Shares/Units

III.	Employee Questionnaire and Certification

1.	To your knowledge, is there any outstanding purchase or sell orders for these securities or equivalent securities by any Managed Account, including the GE Contra Fund?	☐ Yes	☐ No
2.	To your knowledge, are the securities or equivalent securities being considered for purchase or sale by any managed account, including the GE Contra Fund?	☐ Yes	☐ No
3.	Are the securities being acquired in a private placement?	☐ Yes	☐ No
4.	If this transaction involves a sale of securities, have the securities been held for less than 60 days?	☐ Yes	☐ No
5.	If this transaction involves a purchase of securities, were the securities sold less than 60 days ago?	☐ Yes	☐ No

If you have answered yes to any question in Section III, please see the Designated Compliance Representative.

IV.	CERTIFICATION
I certify that I will not effect the transaction(s) described above until and unless pre-clearance approval is obtained from the Designated Compliance Representative. I further certify that, except as described on an attached page, to the best of my knowledge, the proposed transaction(s) will not result in any conflict of interest. The proposed transaction(s) are consistent with all firm policies regarding employee personal securities transactions.

Signature	Date

FOR USE BY THE COMPLIANCE DEPARTMENT
Pre-Clearance Granted?	☐ Yes	☐ No	Time:	Date:
Signature:
Valid through (date):

Genworth Financial	For Internal Use Only
Committee Membership 060926

Appendix 7
Code of Ethics and Insider Trading Policy
QUARTERLY TRANSACTIONS REPORT

GE Private Asset Management Funds
GE Private Asset Management, Inc.
GE Financial Trust Company
Capital Brokerage Corporation

FOR CALENDAR QUARTER ENDED ______

DATE	SECURITY DESCRIPTION (INCLUDE ISSUER, TYPE, MATURITY & RATE, AS APPLICABLE)	SHARES/ PRINCIPAL	TRANSACTION TYPE (BUY/SELL)	PRICE	BROKER

☐	I have authorized the Compliance Coordinator to receive duplicate confirms and account statements from all of my broker-dealer accounts.

☐	I have not opened any new broker-dealer accounts during the quarter ended as of the above date, or have completed an Account Information form for all such accounts.

☐	I did not engage in any transactions with respect to a Covered Security during the calendar quarter ended on the date specified above.

Signature	Date

Print Name

Genworth Financial	For Internal Use Only
Committee Membership 060926